Exhibit 10.17

MAXLINEAR, INC.

2051 Palomar Airport Road, Suite 100

Carlsbad, CA 92011

November 9, 2012

William Torgerson

Subject: Offer of Employment

Dear Will:

I would like to offer you our heartfelt congratulations on your selection as a final candidate for a position at MaxLinear. You have met the exacting meritocracy standards of personal and professional achievement to which we hold all our employees. We are truly excited to extend you an offer of employment at MaxLinear as specified below. Your acceptance of our offer will represent an important milestone in our rapid growth as a fabless, communications IC company.

First and foremost, we immensely value your superior qualities of proven technical competence, and passion for excellence. Your personal attributes are congruent with our cherished EPIC values – “Excellence, People, Integrity, and Compassion”. Together, with your able partnership, we aim to build a world class IC Company.

In our workplace, we foster an environment of risk-taking & reward, along with a relentless focus on customer-driven products. By being true to this principle, we are determined to create a company with a business model and an organization that will set altogether new and lofty standards in work culture. In addition, MaxLinear will constantly endeavor to uphold its commitment to making “Every working day a lot of fun”. We thank you for your interest in MaxLinear and look forward to unparalleled success together as partners in the same adventure.

Employment Offer

I am very pleased to offer you a position with MaxLinear, Inc. (the “Company”), as Vice President , Global Sales, with work responsibilities in both the Carlsbad and Irvine CA offices. You will report to the CEO, Kishore Seendripu. We are offering you an annualized salary of $230,000 paid per our established payroll cycle and a one-time sign-on bonus of $25,000 minus all applicable taxes paid on or before December 31, 2102. If you voluntarily leave the company within the first two full years of employment you will be required to repay to the Company the full amount of the sign-on bonus.

In addition you will be eligible for a target annual bonus of up to 50% of your base salary. Your first eligibility for bonus will be for performance in calendar year 2013 paid in 2014 or semi -annual as described below. The Company will make a recommendation to our Board of Directors (or an authorized committee) to approve an equity grant of restricted stock units (RSU) with respect to 60,000 shares, subject to the Board or committee’s approval and the vesting described below.

As discussed, you and the CEO will create performance milestone goals for the global sales team. Once approved, this sales plan may include a potential of a semi-annual bonus payment. However the overall annual potential bonus percentage does not change.

We will assist you in your relocation to Southern California and offer temporary living arranged by the Company from your start date through December 31, 2012 and a rental car for the same period. The rental car will be a reimbursed item. You will be responsible for all gas and tolls and will need to provide proof of insurance to the rental carrier. Your airfare to California will be reimbursed for coach travel. Original receipts will be needed for expense reimbursement. Your initial location will be Carlsbad. It is expected that you will transition to the Irvine office sometime in early 2013. You will however be required to work out of both facilities as the business needs demand.

You will be reimbursed on actual expenses for up to 6 months on the cost of an apartment or other temporary living facility. Actual expense may not exceed $3,000 per month. This is for temporary living only and not to offset your permanent residency costs.

You will receive a one- time relocation allowance of $50,000 minus all applicable taxes paid on or before December 31, 2012. In the event you voluntarily leave the Company prior to the completion of two full years of employment you will be required to repay the Company the full amount of the relocation allowance.

If you decide to join us, you will receive semi-monthly payments of salary* (effective January 2013 the payroll cycle will change to bi- weekly), minus all applicable taxes, in accordance with the Company’s normal payroll procedures and you will also be eligible to receive certain employee benefits, such as paid time off, participation in our 401K plan, employer contribution towards health insurance premiums, etc. The details of these employee benefits will be explained in greater detail in a subsequent correspondence. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

Performance Evaluation Period

After the initial three (3) months of employment at MaxLinear, your performance against your job responsibilities will be evaluated by your direct supervisors. After your job performance has been deemed to be satisfactory, there will be regular follow-up performance evaluations annually or as in accordance with the MaxLinear Employee Handbook.

Equity Incentive

The Company will recommend that its Board of Directors (or an authorized committee) approve equity related compensation of RSUs as specified in the compensation proposal above. This equity related compensation will be subject to the terms and conditions of the 2010 Equity Incentive Plan and the form of agreement approved by the Board. Your equity incentive award will be subject to a vesting condition. The award will vest over four years based on your continuing to provide services to the Company. No right to any shares will be earned or accrued until such time as they have become fully vested. In addition, the grant of equity awards and subsequent vesting will not confer any additional right to continued vesting or employment or modify in any way the “at will” status of the employment relationship.

The Company generally structures RSU vesting to ensure that the vesting dates occur during an open trading window under the Company’s Insider Trading Policy. However, the Company cannot provide any assurance that the trading window will be open when RSUs vest as the Company may close the trading window at any time if it determines appropriate. Twenty five percent (25%) of the shares subject to RSUs will vest during the first February, May, August, or November to occur following the first anniversary of your employment. For example, if your first date of employment was January 5, 2011, twenty five percent (25%) of your shares would be expected to vest during February 2012. Thereafter, RSUs will vest on a quarterly basis over the remaining three years, with all vesting dates falling in February, May, August, or November.

Other Employment Terms

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the effective date of your employment, or our employment relationship with you may be terminated. If you anticipate you may have immigration issues, please advise us now so that we may start to investigate those issues prior to your effective date.

MaxLinear conducts post offer background checks on all candidates. These are done by a 3rd party vendor. All offers however, are contingent upon successfully completing the required background check which may include areas such as employment verification, degree verification, civil, criminal and DMV record search. Once begun, the background check may take up to 5 business days to be completed. You will be sent information on this background check process once you accept the offer of employment with the Company.

We also ask that, if you have not already done so, you disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, non-disclosure of the Company’s proprietary information, and arbitration of disputes between you and the Company. Please note that we must receive this signed agreement on or before your effective date.

To accept the Company’s employment proposal, please sign and date the Acceptance Form attached to this letter; and, to maintain the confidentiality of compensation information, return a copy of ONLY the Acceptance Form page to Kate Cook via email at kcook@maxlinear.com. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the President of the Company and you.

This offer of employment will terminate if it is not accepted, signed and returned by Approximately 3 Days from Offer, November 9, 2012. We look forward to your favorable reply and to working with you at MaxLinear, Inc.

Sincerely,

FOR MAXLINEAR, INC.

/s/ Adam Spice

Adam Spice

Chief Financial Officer

/s/ Kathi Guiney

Kathi Guiney

Vice President, Human Resources

OFFER ACCEPTANCE FORM

The terms of the letter dated November 9, 2012 are agreed to and accepted:

Printed Name:                     William G. Torgerson

Signature:                             /s/ William G. Torgerson

Date:                                     11/9/12

Anticipated Start Date: 11/12/12

Enclosures: Please initial receipt and review of the following:

1.	MaxLinear Mission Statement Initials: /s/ WGT

2.	2011 Benefits Guide Initials: /s/ WGT